Exhibit 99.1

Extra Space Storage Inc. Phone (801) 562-5556 Fax (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three and Nine Months Ended September 30, 2008

SALT LAKE CITY, Utah, October 28, 2008 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three and nine months ended September 30, 2008.  “In the third quarter, despite softer economic conditions, customer demand was relatively stable.  Our pricing strategies were effective and we once again increased same-store revenue and net operating income. At the same time we successfully controlled expenses at the site level.  Our balance sheet is in good position with the ability to satisfy our near-term debt maturities,” said Kenneth M. Woolley, Chairman and CEO of Extra Space Storage Inc.

Highlights for the Three Months Ended September 30, 2008:

•                  Achieved funds from operations (“FFO”) of $0.30 per diluted share before approximately $0.01 of lease-up dilution from recently opened development properties.  After deducting the lease-up dilution, the Company achieved funds from operations of $0.29 per diluted share.

•                  Increased revenue and net operating income (“NOI”) in our portfolio of 211 same-stores by 2.2% and 3.4%, respectively, when compared to the three months ended September 30, 2007.  Excluding tenant reinsurance income, same-store revenue and NOI increased by 1.7% and 2.7%, respectively.

•                  Acquired one self-storage property located in Maryland for approximately $5.0 million and acquired an additional 40.0% interest in an existing joint venture with Prudential for approximately $44.1 million.

•                  Completed the development of six self-storage properties located in California, Florida, Illinois and New Jersey for approximately $53.2 million.

•                  Entered into a purchase agreement to sell 3.0 million common shares in a registered direct placement.  The offering closed on October 3, 2008 and raised approximately $44.1 million in gross proceeds.

•                  Declared and paid a quarterly dividend of $0.25 per common share.

At September 30, 2008 the Company operated or had ownership interests in 684 properties, 269 of which were wholly-owned and consolidated, three of which were held in joint ventures and consolidated, 345 of which were held in joint ventures and accounted for using the equity method, and 67 of which were managed and in which the Company held no ownership interest.  This compares to September 30, 2007, at which time the Company operated or had ownership interests in 644 properties, 251 of which were wholly-owned and consolidated, one of which was held in joint venture and consolidated, 333 of which were held in joint ventures and accounted for using the equity method, and 59 of which were managed and in which the Company held no ownership interest.  Results for both periods include equity in earnings of real estate joint ventures, management fees and other income.

FFO Per Share for the Three and Nine Months Ended September 30, 2008:

FFO per diluted share for the three months ended September 30, 2008 was $0.29 compared to $0.29 for the three months ended September 30, 2007.  For the three months ended September 30, 2008, FFO per diluted share was reduced by approximately $0.01 related to carrying costs associated with the Company’s development program and by $0.02 related to dilution from the Company’s public sale of common stock in May 2008.  FFO available to common stockholders was $25.0 million for the three months ended September 30, 2008, as compared to $20.8 million for the three months ended September 30, 2007.

FFO per diluted share for the nine months ended September 30, 2008 was $0.80 compared to $0.80 for the nine months ended September 30, 2007.  FFO per diluted share for the nine months ended September 30, 2008 was reduced by approximately $0.02 from unrecovered acquisition costs and by approximately $0.03 related to carrying costs associated with the Company’s development program and by $0.02 due to a loss on the sale of the Company’s investments in Auction Rate Securities.  FFO for the nine months ended September 30, 2008 also included approximately $0.03 in dilution from the Company’s sale of common stock in May 2008.  FFO available to common stockholders was $63.2 million for the nine months ended September 30, 2008, as compared to $56.0 million for the nine months ended September 30, 2007.

The following table sets forth the calculation of FFO for the three and nine months ended September 30, 2008 and 2007 (in thousands, except share and per share data):

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net income attributable to common stockholders	$12,327	$9,828	$27,928	$24,993

Adjustments:
Real estate depreciation	10,791	8,874	30,526	24,290
Amortization of intangibles	1,066	1,263	3,503	2,877
Joint venture real estate depreciation and amortization	1,534	1,004	3,644	3,091
Joint venture loss on sale of properties	—	15	—	20
Fair value adjustment of obligation associated with Preferred Operating Partnership units	—	(1,054)	—	(1,054)
Distributions paid on Preferred Operating Partnership units	(1,438)	—	(4,313)	—
Income allocated to Operating Partnership minority interest	766	869	1,893	1,768

Funds from operations	$25,046	$20,799	$63,181	$55,985

Weighted average number of shares - diluted	87,263,018	70,567,078	79,226,236	69,702,837

Diluted funds from operations per share	$0.29	$0.29	$0.80	$0.80

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

The following table sets forth a reconciliation of the Company’s calculation of FFO per diluted share to GAAP net income per diluted share for the three and nine months ended September 30, 2008 and 2007:

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net income	$0.14	$0.14	$0.35	$0.35
Income allocated to Operating Partnership minority interest	0.01	0.01	0.03	0.03
Net income per diluted share	0.15	0.15	0.38	0.38

Real estate depreciation	0.13	0.13	0.38	0.35
Amortization of intangibles	0.01	0.02	0.04	0.04
Joint venture real estate depreciation and amortization	0.02	0.01	0.05	0.04
Joint venture loss on sale of properties	—	—	—	0.01
Fair value adjustment of obligation associated with Preferred Operating Partnership units	—	(0.02)	—	—
Distributions paid on Preferred Operating Partnership units	(0.02)	—	(0.05)	(0.02)
Diluted funds from operations per share	$0.29	$0.29	$0.80	$0.80

Operating Results for the Three and Nine Months Ended September 30, 2008:

Total revenues for the three and nine months ended September 30, 2008 were $69.8 million and $202.9 million, respectively, compared to $63.8 and $174.2 million, respectively, for the three and nine months ended September 30, 2007.  Total expenses for the three and nine months ended September 30, 2008 were $45.5 million and $134.7 million, respectively, compared to $41.1 million and $114.1 million, respectively, for the three and nine months ended September 30, 2007.  Interest expense for the three and nine months ended September 30, 2008 was $15.9 million and $48.2 million, respectively, compared to $16.1 million and $44.9 million, respectively, for the three and nine months ended September 30, 2007.  Net income for the three and nine months ended September 30, 2008 was $12.3 million and $27.9 million, respectively, compared to $11.3 million and $26.5 million, respectively, for the three and nine months ended September 30, 2007.

Same-Store Property Performance:

The Company’s same-store stabilized properties for the three and nine months ended September 30, 2008, consisted of 211 properties that were wholly-owned and operated and that were stabilized by the first day of each period. The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  These results provide information relating to property operations without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

The following table sets forth the performance of the Company’s same-store properties for the three and nine months ended September 30, 2008 and 2007 (in thousands, except occupancy and property counts, revenues do not include tenant reinsurance income):

	Three months ended September 30,		Percent	Nine months ended September 30,		Percent
	2008	2007	Change	2008	2007	Change
Same-store rental revenues	$47,488	$46,683	1.7%	$139,569	$137,012	1.9%
Same-store operating expenses	16,291	16,313	-0.1%	48,564	48,266	0.6%
Same-store net operating income	31,197	30,370	2.7%	91,005	88,746	2.5%

Non same-store rental revenues	12,509	8,526	46.7%	35,337	12,820	175.6%
Non same-store operating expenses	5,076	3,294	54.1%	14,307	5,589	156.0%

Total rental revenues	$59,997	$55,209	8.7%	$174,906	$149,832	16.7%
Total operating expenses	$21,367	$19,607	9.0%	$62,871	$53,855	16.7%

Same-store square foot occupancy as of quarter end	86.0%	86.8%		86.0%	86.8%

Properties included in same-store	211	211		211	211

The increase in same-store rental revenue for the three and nine months ended September 30, 2008 as compared to the three and nine months ended September 30, 2007 was due to the Company’s success in increasing rental rates to existing customers which offset a slight reduction in occupancy.

Property Acquisitions:

During the three months ended September 30, 2008, the Company acquired one property located in Maryland for approximately $5.0 million.   The Company also acquired an additional 40.0% interest in an existing joint venture with Prudential for approximately $44.1 million, increasing the Company’s pro-rata equity share from 5.0% to 45.0%.  During the nine months ended September 30, 2008, the Company has acquired three properties on a wholly-owned basis for approximately $23.1 million.

Subsequent to the end of the quarter, the Company has acquired six properties located in Indiana and New York for approximately $45.8 million.

Property Development:

During the three months ended September 30, 2008, the Company completed the development of six self-storage properties located in California, Florida, Illinois and New Jersey for approximately $53.2 million.  During the nine months ended September 30, 2008, the Company has completed the development of eight properties for approximately $67.9 million.

Subsequent to the end of the quarter, the Company completed the development of one property located in Maryland for approximately $7.6 million.

Quarterly Dividend Declared and Paid:

On August 29, 2008, the Company announced its third quarter common stock dividend of $0.25 per share. The dividend was paid on September 30, 2008 to stockholders of record as of September 15, 2008. The dividend payment was calculated based on an annual dividend of $1.00 per share.

Direct Offering of Common Stock:

On September 29, 2008, the Company entered into a purchase agreement to sell 3.0 million shares of its common stock in a registered direct placement to certain clients of RREEF America L.L.C.  The offering closed on October 3, 2008.  The Company received gross proceeds from the offering of approximately $44.1 million.

Balance Sheet:

As of September 30, 2008, the Company’s total debt, including trust preferred notes and exchangeable senior notes, was $1.3 billion, compared to $1.3 billion at December 31, 2007.  Total cash as of September 30, 2008 was $112.1 million.  The Company’s percentage of total fixed rate debt to total debt was 91.5%. The weighted average interest rate was 5.0% for fixed rate loans and 5.1% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 5.0%.

“Our balance sheet is in a stable position at this time.  Our cash, combined with our in-place credit line, term loans and construction loans gives us the capacity to satisfy our near-term debt maturities.  In the current environment we want to take advantage of our ability to continue to access the credit markets, and to that end, we are in active discussions with several financial institutions,” said Kent Christensen, CFO of Extra Space Storage.

Subsequent to the end of the quarter, the Company repurchased approximately $40.3 million of its exchangeable senior notes on the open market.  The repurchase will increase the Company’s FFO for the three months and year ending December 31, 2008 as a result of a gain on early extinguishment of debt of approximately $8.0 million.

Market Performance:

For the three months ended September 30, 2008, Chicago, Dallas, Houston, Sacramento and San Francisco/Oakland were the top performing markets for stabilized properties.  Markets performing below the Company’s portfolio average in revenue growth included Las Vegas, Miami/Fort Lauderdale, Philadelphia and Phoenix.  Florida continues to underperform despite recent occupancy gains in Tampa/St. Petersburg and West Palm Beach.

“Despite the downturn in economic conditions during the quarter, our properties posted positive operating performance when compared to the same quarter last year.  Our revenue management team is being proactive with rates and promotions utilizing real-time intelligence from our centralized database.  This has meant we have been able to increase revenue and maintain occupancy similar to last year’s levels.  We are closely monitoring customer delinquency and it continues to track lower than in previous years.  We are taking a conservative approach to our balance sheet at this time, and our near-term debt maturities are covered by our in-place cash and loan availability.  Most importantly, our team, our top quality properties and our best-in-class systems are in the best shape they have ever been in, and are getting better still.  We will press harder for excellence, knowing we are well positioned at this time for the environment ahead,” concluded Mr. Woolley.

Outlook:

For the year ending December 31, 2008, the Company currently estimates that fully diluted FFO per share will be between $1.11 and $1.12 per share before $0.04 in development dilution and before a $0.10 one-time gain from early extinguishment of debt resulting from the Company’s repurchase of its exchangeable senior notes.  After considering the impact of carrying costs associated with the Company’s development program and the one-time gain, the Company expects fully diluted FFO per share for the year ending December 31, 2008 will be between $1.17 and $1.18 per share.  FFO estimates are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•	Same-store property revenue growth, including tenant reinsurance income, between 2.0% and 3.0%.

•	Same-store property expense growth between 1.0% and 2.0%.

•	Same-store property NOI growth, including tenant reinsurance income, between 2.5% and 3.5%.

•

Net tenant reinsurance income between $9.0 million and $10.0 million. The same-store portion of the net tenant reinsurance income included in these amounts is also included in the same-store property revenue and NOI growth noted above.

•	General and administrative expenses (net of development fees) between $39.0 million and $40.0 million, including non-cash compensation expense of approximately $3.6 million.

•	Dilution impact from May and October 2008 stock offerings of between $0.04 and $0.05 per share.

•	Interest expense between $63.0 million and $65.0 million.

•	Weighted average LIBOR of 3.0%.

•

Weighted average number of outstanding shares, including OP units, of approximately 82.1 million. Included in this amount are an estimated 1.3 million contingent conversion shares and contingent conversion units converting to common shares and OP units throughout the year.

•	Net losses associated with the Company’s development program of between $3.0 million and $4.0 million.

•	Taxes associated with the Company’s management company of approximately $1.0 million.

•	One-time gain from early extinguishment of debt resulting from the Company’s repurchase of its exchangeable senior notes of approximately $8.0 million.

Following is a GAAP reconciliation of the range of estimated fully diluted net income per share to estimated fully diluted FFO per share for the year ending December 31, 2008:

	Year Ending December 31, 2008
	Low End	High End
Net income	$0.59	$0.60
Income allocated to Operating Partnership minority interest	0.03	0.03
Net income per diluted share	0.62	0.63

Real estate depreciation	0.50	0.50
Amortization of intangibles	0.06	0.06
Joint venture real estate depreciation and amortization	0.06	0.06
Distributions paid on Preferred Operating Partnership units	(0.07)	(0.07)
Diluted funds from operations per share	$1.17	$1.18

Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form
10-Q.  Such factors include, but are not limited to:

•	changes in general economic conditions and in the markets in which we operate;

•	the effect of competition from new self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•	potential liability for uninsured losses and environmental contamination;

•

difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•

the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•	recent disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•	delays in the development and construction process, which could adversely affect our profitability; and

•	economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the “investor relations” link at the bottom of the home page, then on “Financial Reports,” then on the tab “Quarterly and Other Reports” in the middle of the page and the document entitled “Q3 2008 Supplemental Financial Information.”  This supplemental information provides investors additional detail on items that include property occupancy and financial performance by geographic area, debt maturity schedules, and performance and progress of property development.

Conference Call

Extra Space Storage Inc. will host a conference call at 1:00 p.m. Eastern Time on Wednesday, October 29, 2008 to discuss its financial results for the three and nine months ended September 30, 2008.  The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website at www.extraspace.com and then by clicking on the “Investor Relations” link at the bottom of the home page.  To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Wednesday, October 29, 2008 at 3:00 p.m. Eastern Time through Wednesday, November 12, 2008 at midnight Eastern Time. To access the replay, dial 888-286-8010 and enter passcode 51574166.  International callers should dial 617-801-6888 and enter the same passcode.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that owns and/or operates 684 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 468,000 units and over 50 million square feet of rentable space. The Company is the second largest owner and/or operator of self-storage properties in the United States.

For Information:

James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

– Financial Tables Follow –

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets:
Real estate assets:
Net operating real estate assets	$1,856,809	$1,791,377
Real estate under development	48,447	49,945
Net real estate assets	1,905,256	1,841,322

Investments in real estate ventures	139,345	95,169
Cash and cash equivalents	112,076	17,377
Investments available for sale	—	21,812
Restricted cash	38,265	34,449
Receivables from related parties and affiliated real estate joint ventures	11,591	7,386
Other assets, net	37,153	36,560
Total assets	$2,243,686	$2,054,075

Liabilities, Minority Interests, and Stockholders’ Equity:
Notes payable	$930,088	$950,181
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	250,000	250,000
Line of credit	—	—
Accounts payable and accrued expenses	36,484	31,346
Other liabilities	18,857	18,055
Total liabilities	1,355,019	1,369,172

Minority interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	28,828	30,041
Minority interest in Operating Partnership and other minority interests	30,696	34,941

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 82,370,640 and 65,784,274 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	824	658
Paid-in capital	1,063,411	826,026
Other comprehensive deficit	—	(1,415)
Accumulated deficit	(235,092)	(205,348)
Total stockholders’ equity	829,143	619,921
Total liabilities, minority interests, and stockholders’ equity	$2,243,686	$2,054,075

Extra Space Storage Inc.
Consolidated Statement of Operations - Unaudited
(In thousands, except share and per share data)

	Three months ended September 30,
	2008	2007

Revenues:
Property rental	$59,997	$55,209
Management and franchise fees	5,417	5,169
Tenant reinsurance	4,265	3,027
Other income	169	421
Total revenues	69,848	63,826

Expenses:
Property operations	21,367	19,607
Tenant reinsurance	1,426	1,397
Unrecovered development and acquisition costs	39	184
General and administrative	10,319	9,326
Depreciation and amortization	12,355	10,598
Total expenses	45,506	41,112

Income before interest, equity in earnings of real estate ventures, loss on investments available for sale, Preferred Operating Partnership and minority interests	24,342	22,714

Interest expense	(15,904)	(16,079)
Interest income	1,280	1,821
Interest income on note receivable from Preferred Unit holder	1,213	1,280
Equity in earnings of real estate ventures	2,015	1,304
Loss on sale of investments available for sale	—	—
Fair value adjustment of obligation associated with Preferred Operating Partnership units	—	1,054
Minority interest - Operating Partnership	(766)	(869)
Minority interests - other	147	113
Net income	$12,327	$11,338
Fixed distribution paid to Preferred Operating Partnership unit holder	—	(1,510)
Net income attributable to common stockholders	$12,327	$9,828

Net income per common share
Basic	$0.15	$0.15
Diluted	$0.15	$0.15

Weighted average number of shares
Basic	81,736,986	64,901,249
Diluted	87,263,018	70,567,078

Cash dividends paid per common share	$0.25	$0.23

Extra Space Storage Inc.
Consolidated Statement of Operations - Unaudited
(In thousands, except share and per share data)

	Nine months ended September 30,
	2008	2007

Revenues:
Property rental	$174,906	$149,832
Management and franchise fees	15,837	15,520
Tenant reinsurance	11,723	7,858
Other income	425	942
Total revenues	202,891	174,152

Expenses:
Property operations	62,871	53,855
Tenant reinsurance	3,958	3,587
Unrecovered development and acquisition costs	1,631	593
General and administrative	30,568	27,534
Depreciation and amortization	35,633	28,517
Total expenses	134,661	114,086

Income before interest, equity in earnings of real estate ventures, loss on investments available for sale, Preferred Operating Partnership and minority interests	68,230	60,066

Interest expense	(48,220)	(44,912)
Interest income	2,575	6,937
Interest income on note receivable from Preferred Unit holder	3,638	1,280
Equity in earnings of real estate ventures	4,610	3,693
Loss on sale of investments available for sale	(1,415)	—
Fair value adjustment of obligation associated with Preferred Operating Partnership units	—	1,054
Minority interest - Operating Partnership	(1,893)	(1,768)
Minority interests - other	403	153
Net income	$27,928	$26,503
Fixed distribution paid to Preferred Operating Partnership unit holder	—	(1,510)
Net income attributable to common stockholders	$27,928	$24,993

Net income per common share
Basic	$0.38	$0.39
Diluted	$0.38	$0.38

Weighted average number of shares
Basic	73,668,700	64,461,353
Diluted	79,226,236	69,702,837

Cash dividends paid per common share	$0.75	$0.68